EXHIBIT F-2



                          [Letterhead of Gary D. Benz]





                                   May 5, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

            Re:   FirstEnergy Corp. - File No. 70-10205
                  -------------------------------------

Ladies and Gentlemen:

     I have examined the Application-Declaration on Form U-1, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed in the above-referenced proceeding by FirstEnergy Corp. ("FirstEnergy"), of which this opinion is to be a part.

     The Application requests authorization for certain proposed amendments to FirstEnergy's Amended Articles of Incorporation and Amended Code of Regulations (together, the "Governing Documents") and for the solicitation by FirstEnergy of proxies for use at its 2004 annual meeting from its shareholders (the "Solicitation") in connection with such proposals as well as in connection with the adoption of certain director and executive compensation plans (the "Plans").

     In connection with this opinion, I (or persons under my supervision or control) have examined copies, signed, certified or otherwise proven to my satisfaction, of the Governing Documents of FirstEnergy. I have also examined such other documents, instruments and agreements, including the Plans, and have made such further investigation as I have deemed necessary as a basis for this opinion.

     I am Associate General Counsel of FirstEnergy Corp. and have acted as such in connection with the filing of the Application. I am a member of the bars of the State of Ohio and Commonwealth of Pennsylvania and am not licensed to practice in any other jurisdiction.

     Based upon and subject to the foregoing, and assuming that the proposed transactions are approved by FirstEnergy's shareholders and carried out in accordance with the Commission's order in this proceeding, I am of the opinion that:

               (a) all Ohio and Pennsylvania laws applicable to the proposed transactions will have been complied with;

               (b) FirstEnergy is validly organized and existing in the State of Ohio; and

               (c) the proposed transactions will not violate the legal rights of the holders of any securities issued by FirstEnergy, or any of the following "associate companies" of FirstEnergy.

     I hereby consent to the filing of this opinion as an exhibit to the Application. This opinion may not be relied upon by any other person for any other purpose, except that Thelen Reid & Priest LLP may rely on this opinion in rendering their opinion filed as Exhibit F-1 to the Application.


                                               Very truly yours,


                                               /s/ Gary D. Benz
                                               ----------------



                                       2